Exhibit 99.1

NEWS RELEASE Contacts: Steven J. Janusek Executive Vice President & CFO sjanusek@reddyice.com 800-683-4423

REDDY ICE ANNOUNCES CLOSING OF FINANCING TRANSACTIONS

MARCH 15, 2010 — DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ) (the “Company”) announced today that Reddy Ice Corporation, a Nevada corporation and wholly-owned subsidiary of the Company (“Reddy Corp”), has completed financing transactions which refinance substantially all of its outstanding debt.

Reddy Corp closed its offering of $300 million aggregate principal amount of 11.25% Senior Secured Notes due 2015 (the “First Lien Notes”) to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The issue price was 100% of the principal amount of the First Lien Notes.

Reddy Corp used the proceeds from the sale of the First Lien Notes to refinance its existing indebtedness, including all outstanding indebtedness under Reddy Corp’s existing credit facility, and to pay estimated fees and expenses in connection with the transactions, with the balance retained for general corporate purposes.

Reddy Corp has also issued $137.6 million aggregate principal amount of 13.25% Senior Secured Notes due 2015 (the “Second Lien Notes” and together with the First Lien Notes, the “Notes”) to qualified institutional buyers in the United States pursuant to Rule 144A and institutional “accredited investors” as defined in Rule 501(a) under the Securities Act in connection with the exchange offer and consent solicitation by Reddy Corp for the Company’s outstanding 10 1/2% Senior Discount Notes due 2012 (the “Old Notes”).  In connection with the issuance of the Second Lien Notes, $136.9 million in aggregate principal amount of the Old Notes were exchanged.  Upon the issuance of the Second Lien Notes, the amendments to the indenture governing the Old Notes contained in the supplemental indenture dated March 3, 2010, between the Company and U.S. Bank National Association became operative.

Finally, the Company announced today that Reddy Corp has entered into a credit agreement with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”).  The Credit Agreement provides for a new $35 million revolving credit facility which may be used by Reddy Corp for working capital and general corporate purposes.  Under the Credit Agreement, Reddy Corp has the right to request the aggregate commitments to be increased to $50 million, provided certain conditions are met.  None of the lenders are obligated to provide such additional commitments.

The Notes have not been registered under the Securities Act or any state securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A and in offshore transactions pursuant to Regulation S under the Securities Act, in the case of the First Lien Notes, and to qualified institutional buyers in Reliance on Rule 144A and institutional “accredited” investors inside the United States and in offshore transactions pursuant to Regulation S under the Securities Act, in the case of the Second Lien Notes. Unless so registered, the Notes may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With approximately 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 33 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary in-store bagging technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.   Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.